Independent Auditor's Consent




To the Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust



We consent to the use of our reports dated February 14, 1997 with respect to The Dreyfus/Laurel Funds Trust (comprised of Dreyfus Core Value Fund and Dreyfus Premier Managed Income Fund) incorporated by reference in the Statements of Additional Information and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statements of Additional Information.


                                   KPMG Peat Marwick LLP



New York, New York
April 28, 1997